Exhibit 99.1

FOR IMMEDIATE RELEASE	January 28, 2011
Parkvale Financial Corporation, Monroeville, PA announces earnings for the second quarter of fiscal 2011
     Parkvale Financial Corporation (NASDAQ: PVSA) reported net income for the quarter ended December 31, 2010 of $1.8 million compared to net income of $2.4 million for the quarter ended December 31, 2009. Income available to common shareholders, after the payment of dividends on preferred stock, was $1.4 million or $0.26 per diluted common share for the quarter ended December 31, 2010 compared to $2.0 million or $0.38 per diluted common share for the quarter ended December 31, 2009. The $584,000 decrease in net income for the December 31, 2010 quarter is primarily due to a $909,000 decrease in gain on sale of assets, a $338,000 increase in non-interest expense and a $164,000 increase in non-cash debt security impairment charges. These factors were partially offset by a $383,000 decrease in the provision for loan losses and a $239,000 decrease in income tax expense, reflecting a lower level of pre-tax income. The increase in non-interest expense for the quarter was primarily due to a $259,000 increase in FDIC insurance premiums. Net interest income increased by $122,000 due to a 16 basis point increase in the average interest rate spread during the December 31, 2010 quarter.
          For the six month period ended December 31, 2010, net income was $4.1 million compared to net income of $3.3 million for the six month period ended December 31, 2009. After giving effect to the dividends on the preferred stock, the income available to common shareholders was $3.3 million or $0.59 per diluted common share for the six months ended December 31, 2010 compared to $2.5 million or $0.46 per diluted common share for the six months ended December 31, 2009. The $784,000 increase in net income for the six months ended December 31, 2010 reflects a $1.6 million decrease in the provision for loan losses and a $1.6 million decrease in non-cash debt security impairment charges. These factors were partially offset by an $839,000 decrease in gain on sale of assets, a $585,000 increase in FDIC insurance premiums and a $914,000 increase in income tax expense. Net interest income decreased by $337,000 or 1.8% due to a decrease in net average interest-earning assets, offset by a 16 basis point increase in the average interest rate spread.
     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 47 offices in the Tri-State area and assets of $1.8 billion at December 31, 2010.
(Condensed Consolidated Statement of Operations and selected financial data is attached.)

Contact:	Robert J. McCarthy, Jr.	Gilbert A. Riazzi
	President and CEO	Chief Financial Officer
	(412) 373-4815	(412) 373-4804
Email: gil.riazzi@parkvale.com

PARKVALE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Dollar amounts in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2010	2009	2010	2009

Total interest income	$16,363	$19,300	$33,202	$39,322
Total interest expense	7,151	10,210	15,131	20,914

Net interest income	9,212	9,090	18,071	18,408
Provision for loan losses	1,015	1,398	2,049	3,687

Net interest income after provision for losses	8,197	7,692	16,022	14,721
Net impairment charges recognized in earnings	(946)	(782)	(1,942)	(3,543)
Net gain on sale of assets	194	1,103	1,366	2,205
Other non-interest income	2,568	2,485	5,478	5,047
Total non-interest expense	7,652	7,314	15,702	14,906

Income before income taxes	2,361	3,184	5,222	3,524
Income tax expense	520	759	1,158	244

Net income	1,841	2,425	4,064	3,280
Preferred Stock dividend	397	397	794	794

Income available to common shareholders	$1,444	$2,028	$3,270	$2,486

Basic earnings per common share	$0.26	$0.38	$0.59	$0.46
Diluted earnings per common share	$0.26	$0.38	$0.59	$0.46
Dividends per common share	$0.02	$0.05	$0.04	$0.10
SELECTED FINANCIAL DATA
(Dollar amounts in thousands, except per share data)

	Dec. 31,	June 30,	Dec. 31,
	2010	2010	2009

Total assets	$1,791,116	$1,842,380	$1,915,896
Total deposits	1,458,571	1,488,073	1,528,142
Total loans, net	1,017,834	1,032,363	1,053,009
Loan loss allowance	19,621	19,209	18,883
Non-performing loans and foreclosed real estate	35,580	35,157	36,307
Ratio to total assets	1.99%	1.91%	1.90%
Allowance for loan losses as a % of gross loans	1.89%	1.83%	1.76%
Total shareholders’ equity	$122,136	$118,944	$151,513
Book value per common share	$16.21	$15.77	$21.73
OTHER SELECTED DATA

	Three months ended		Six months ended
	December 31,		December 31,
	2010	2009	2010	2009

Average yield earned on all interest-earning assets	3.91%	4.30%	3.93%	4.38%
Average rate paid on all interest-bearing liabilities	1.70%	2.25%	1.78%	2.39%
Average interest rate spread	2.21%	2.05%	2.15%	1.99%
Net yield on average interest-earning assets	2.20%	2.03%	2.14%	2.05%
Return on average assets	0.41%	0.51%	0.44%	0.34%
Return on average equity	5.46%	6.37%	6.07%	4.32%
Other expense to average assets	1.69%	1.53%	1.71%	1.56%